Exhibit 99.1

EMPLOYMENT AGREEMENT AMENDMENT

This Employment Agreement Amendment (this "Amendment"), dated May 15, 2007, is by and between Glowpoint, Inc., a Delaware corporation (hereinafter "Glowpoint"), and Michael Brandofino (hereinafter "Employee"). Capitalized terms used but not otherwise defined in this Amendment shall have the meanings set forth in the Employment Agreement (as defined below).

WHEREAS, Employee and Glowpoint entered into an Amended and Restated Employment Agreement as of July 1, 2004 (the “Employment Agreement”); and

WHEREAS, Employee was promoted to the Company’s Chief Executive Officer and President on April 7, 2006 and the Company wishes to continue to employ Employee in such capacity, and Employee wishes to continue to work for Company;

NOW, THEREFORE, in consideration of the mutual covenants set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.    Position. Section 1.1 of the Employment Agreement is hereby amended to delete the first sentence in its entirety and replace it with, “Employee is employed by the Company to render services to the Company in the position of Chief Executive Officer and President.” All references in the Agreement to “Executive Vice President and Chief Technology Officer” are replaced with “Chief Executive Officer and President.”

2.    Additional Option and Restricted Stock Grant. A new Section 2.8 and Section 2.9 are hereby added to the Employment Agreement:

“2.8 Additional Options. The Company shall recommend to the Compensation Committee and the Board that the Employee be granted stock options (the “Additional Options”) to purchase two hundred thousand (200,000) shares of Common Stock of the Company, with an option to acquire 100,000 shares vesting immediately and the balance of the Additional Options vesting one-third annually thereafter on the anniversary of the grant.

2.9 Restricted Stock. The Company shall recommend to the Compensation Committee and the Board that Employee be granted restricted stock ("Restricted Stock") in the amount of four hundred thousand (400,000) shares of Common Stock of the Company.

(a)   Other than as expressly provided herein, the Restricted Stock shall be forfeited if the Employee’s employment with the Company is terminated for any reason. Notwithstanding the foregoing, the risk of forfeiture of the Restricted Stock will irrevocably lapse with respect to 200,000 shares upon the second anniversary of this Amendment and with respect to the remaining 200,000 upon the fourth anniversary of this Amendment. The Employee may, in his discretion and subject to the satisfaction of applicable income and employment tax withholding obligations, make an election under Section 83(b) of the Internal Revenue Code with respect to the Restricted Stock. Employee’s entitlement to any Restricted Stock that may be approved by the Board and/or Compensation Committee is conditioned upon Employee’s signing of a separate Restricted Stock Agreement and payment of the par value of the Restricted Stock if required.

(b)   The risk of forfeiture of the Restricted Stock shall lapse upon a Change in Control or Corporate Transaction (as each is defined in the Restricted Stock Agreement) as long as Employee remains employed by the Company during the period commencing thirty (30) days prior to the date of the Change of Control or Corporate Transaction.

3.    Employment Reporting. All references in the Agreement to the Employee reporting to, and/or accepting assignments or orders from, “the President and CEO” shall be replaced by “the Board of Directors”, as the context requires.

4.    Entire Agreement. This Amendment is the final, complete and exclusive agreement between the Parties relating to the subject matter hereof, and supersedes all prior or contemporaneous proposals, understandings, representations, warranties, promises and other communications, whether oral or written, relating to such subject matter. Unless specifically amended by this Amendment, all terms of the Employment Agreement remain unchanged and are in full force and effect. If any provision of the Employment Agreement, as amended by this Amendment, is held by a court of competent jurisdiction to be unenforceable for any reason, the remaining provisions hereof shall be unaffected and remain in full force and effect.

In Witness Whereof, the parties have duly executed this Agreement as of the date first written above.

Glowpoint, Inc.

/s/ Dean Hiltzik	/s/ Michael Brandofino
Name: Dean Hiltzik	Michael Brandofino
Title: Director and Member of the Compensation Committee